Exhibit 4.3

                                                 This document  constitutes part
                                                 of   a   prospectus    covering
                                                 securities   that   have   been
                                                 registered under the Securities
                                                 Act of 1933,  as  amended.  The
                                                 date of this  document  is June
                                                 2, 2000.









                             OPEN PLAN SYSTEMS, INC.


              EMPLOYEE STOCK PURCHASE AND BONUS PLAN AND PROSPECTUS

                                2000 LOAN PROGRAM


         Open Plan Systems, Inc. (the "Company") has established the Loan Program (the "Program") described below to facilitate purchases of shares of the Company's Common Stock pursuant to the Company's Employee Stock Purchase and Bonus Plan (the "Plan"). This document constitutes both the Plan and the Plan's Prospectus. Under the Program an eligible participant (a "Participant") may borrow an amount equal to the full purchase price of shares of Common Stock purchased under the Plan (a "Loan"). A total of 150,000 shares have been authorized for acquisition under the Program, subject to adjustment as a result of various changes in the capitalization of the Company. Any shares authorized but not acquired under the Program will remain available under the Plan for acquisition outside this Program. This Program is being offered only for a limited time. In order to participate in the Program, an eligible person must complete and return the attached Enrollment Agreement to Karoline Pope no later than June 15, 2000. All Enrollment Agreements are subject to acceptance by the Company in Richmond, Virginia and once accepted will become binding upon the Participant. The Company reserves the right to amend or terminate the Program at any time.

                            GENERAL PLAN INFORMATION

Program Eligibility
-------------------

         The Program is being made available to all regular full-time employees of the Company and its subsidiaries and to all regular part-time employees of the Company and its subsidiaries who have two or more years of service as of March 30, 2000 and receive at least $40,000 in annual compensation. The Program is not available to those employees who are on probation or who are employed (i) to perform a specific assignment, (ii) for a period of time of limited duration or (iii) who have failed, when required, to execute and deliver an Employee Secrecy and Non-Piracy Agreement. All requests by eligible employees to participate in the Program are subject to approval, disapproval or reductions in Loan amount by the Executive Officers of the Company.

Levels of Participation
-----------------------

         Except in the case of a Loan Rollover as described below, in order to participate in the Program, a Participant must agree to borrow a minimum of $5,000. If an employee's base salary is less that $50,000, the maximum amount of the Loan to the employee under the Program will be limited to 50% of the employee's annual base salary. If an employee's base salary is greater than or equal to $50,000, the maximum amount of the Loan available to the employee under the Program will be limited to 100% of annual base salary. In either case, the Executive Officers of the Company may, in their sole discretion and if requested, approve a greater amount.

Loan Terms
----------

Amount

         The Loan to an employee will be in an original principal amount equal to $5,000 and in $2,500 increments above $5,000, as selected by the employee. The Loan will be unsecured but will be full recourse to the employee. This means the Loan will represent an unconditional promise to repay the principal amount borrowed plus accrued interest irrespective of the value of the shares of Common Stock purchased pursuant to the Plan. The Loan will mature on March 31, 2010. Loans may become due and payable at earlier times upon the occurrence of certain events. See "Other Terms" below.

Interest

         The Loan will accrue interest from the later of the date of the last purchase of shares under the Program or November 1, 2000 ("Closing") until paid in full at a rate of 5% per year. The interest rate may increase in the event any of the shares (including Special Stock Bonus Awards) acquired under the Program are sold, pledged or otherwise transferred or, unless certain arrangements are made, if any such shares are withdrawn from the Participant's account with the Investing Broker. See "Other Terms" below.

Payments

         If the original principal amount of the Loan is less than $25,000, payment must be made by bi-weekly payroll deductions, which will begin with the first full payroll period after Closing.

         If the Loan amount, as determined above, is greater than or equal to $25,000, an employee may elect to make annual payments on March 31 of each year. If this option is elected, the normal annual payment will be due on March 31 each year until the Loan is repaid.

         Payment amounts, whether bi-weekly or annual, will be based on a 5% interest rate per annum and assuming full amortization of the Loan over a 15-year term. The Loan will, however, be due and payable in under 10 years, on March 31, 2010, and accordingly there will be a "balloon" payment of remaining principal due at that time.

         The following examples illustrate these payment terms.

         Example 1:   If an employee borrows  $10,000,  beginning with the first pay period after Closing, the employee would repay by payroll deduction $36.47 per pay period (i.e., every two weeks) until March 31, 2010. At that time an additional payment of $4,191.45 representing the remaining principal balance of the Loan will also be due and payable.

                      In this example the bi-weekly payment amount is $3.65 per thousand dollars borrowed from Closing through March 31, 2010. The "balloon" payment of principal due on March 31, 2010 will equal $419.15 per thousand dollars borrowed.

         Example 2:   An employee borrows $30,000. Because the Loan is more than
                      $25,000,   the  employee   elects  the  annual  method  of
                      repayment. No payment would be due until March 31, 2001, at which time a payment of $2,890.27 would be due. On
                      March 31, 2010, an additional payment of $15,403.60, representing the remaining principal and interest balance, will also be due and payable.

                      In this example the payment due March 31, 2001 is $96.34 per thousand dollars borrowed and this payment continues through March 31, 2009. The "balloon" payment of principal and interest due on March 31, 2010 will equal $513.45 per thousand dollars borrowed.

Other Terms

         All Loans under the Program may be prepaid at any time. Prepayments will be applied first to accrued but unpaid interest and then to principal. Unless a prepayment is equal to or greater than 10% of the then outstanding Loan balance, prepayments will not change the amount of required payments, they will instead reduce the balance of the

Loan resulting in a smaller balloon payment or full repayment before the normal maturity date. If a prepayment is equal to or greater than 10% of the then outstanding Loan balance the Company will, at a Participant's request, prepare a new payment schedule which will provide for the repayment of the remaining Loan balance in substantially equal installments (either bi-weekly or annual, as applicable) on the terms described above.

         A Loan will become due and payable at the option of the Company in the event of (i) the failure by an employee to make any payment when due; (ii) an employee's insolvency, application for appointment of receiver, filing of a petition under any bankruptcy law or the making of an assignment for the benefit of creditors; (iii) an employee's death or long-term disability or (iv) termination of employment with the Company or its subsidiaries, whether voluntary or involuntary, except that if, at the time of termination, the employee pledges the Common Stock acquired under the Program (including the Special Stock Bonus Award and if vested, the Restricted Stock Award, each as hereafter defined) or provides other collateral acceptable to the Company to secure the Loan, the Company will not cause the Loan to become due and payable prior to 90 days following such termination.

         Because the Program is designed to encourage employee ownership of Common Stock, if any shares of Common Stock acquired by a Participant under the Program are sold, pledged (other than to the Company) or otherwise transferred, the interest rate will be immediately adjusted to a "market rate" which the Company has determined to be the Prime Rate plus 7% and payments will also commence immediately at the higher rate. For those making payments by bi-weekly payroll deduction, the payment amount will immediately increase. For those making annual payments, the next payment, which would otherwise be due, will be immediately due and payable and the remaining annual payment amounts will be increased to reflect the higher rate on the Loan. If a Participant withdraws any such shares from his or her account with the Investing Broker, the Participant must make arrangements satisfactory to the Company regarding the registration and/or custody of the share certificates so that the Company can determine the interest rate and payment terms applicable to the Participant's Loan. A failure to make such arrangements will result in the interest rate and payment terms being adjusted as described above. A Participant shall not be deemed to have transferred or withdrawn shares acquired under this Program so long as the number of shares held in the Participant's account with the Investing Broker is not less than the number of shares acquired under this Program.

         The Company will consider waiving the foregoing interest rate adjustment if the purpose of the sale, pledge or other transfer is to fund a medical emergency or other financial hardship. Any decision to waive the forfeiture of a Restricted Stock Award is solely within the Company's discretion and must be made in advance by the Company's Executive Officers.

         Neither a Loan nor any rights or obligations thereunder will be transferable by the Participant except by will or the laws of descent and distribution. The promissory note evidencing the Loan may be sold or transferred by the Company.

Special Stock Bonus Award
-------------------------

         Participants in the Program will receive a stock bonus of one share of Common Stock for every 20 shares of Common Stock purchased under the Program (a "Special Stock Bonus Award"). Special Stock Bonus Awards will be rounded to the nearest whole number of shares. The timing of the delivery of a Special Stock Bonus Award to or on behalf of a Participant shall be as determined by the Executive Officers of the Company. No Special Stock Bonus Award will be made as a consequence of an increase or decrease in a number of shares of Common Stock held resulting solely from a subdivision or consolidation of shares, the payment of a stock dividend, a stock split or other change in capitalization. Special Stock Bonus Awards will be appropriately adjusted to reflect the effects of such a change.

         Participants holding Common Stock received by Special Stock Bonus Award may exercise full voting rights with respect to the shares covered thereby and are entitled to receive all dividends and other distributions paid with respect to those shares.

Restricted Stock Award
----------------------

         Participants in the Program will receive, in addition to the Special Stock Bonus Award described above, a bonus of one share of restricted Common Stock for every 20 shares of Common Stock purchased under the Program (a "Restricted Stock Award"). Each Restricted Stock Award will vest at the rate of 20% of the number of shares covered by such award on each of the second through the sixth anniversaries of the later of November 1, 2000 or the date of the last purchase of shares under the Program. Under the occurrence of any of the following events, that portion of a Participant's Restricted Stock Award that has not previously vested shall be immediately forfeited: (i) termination of the Participant's employment with the Company or its subsidiaries, whether voluntary or involuntary (including by death or disability), (ii) except in the limited circumstances described below, any shares of Common Stock acquired by the Participant under the Program (including the Special Stock Bonus Award and the vested portion, if any of the Restricted Stock Award) are sold, pledged (other than to the Company) or otherwise transferred or (iii) unless the Participant makes satisfactory arrangements with the Company as described under "Other Terms" above, the Participant withdraws any shares referred to in clause (ii) above from his or her account with the Investing Broker.

         The Company will consider waiving the forfeiture of the unvested portion of the Restricted Stock Award in the event of sale, pledge or transfer described in clause (ii) above if the purpose of the sale, pledge or transfer is to fund a medical emergency or other financial hardship. Any decision to waive is solely within the Company's discretion and must be made in advance by the Company's Executive Officers.

         Restricted Stock Awards will be rounded to the nearest whole number of shares and will, when vested, be deposited directly into the Participant's account with the Investing Broker. The timing of the delivery of a Restricted Stock Award on behalf of a Participant shall be as determined by the Executive Officers of the Company. No Restricted Stock Award will be made as a consequence of an increase in the number of shares of Common Stock held resulting solely from a subdivision or consolidation of shares, the payment of a stock dividend, a stock split or other change in capitalization. Restricted Stock Awards will be appropriately adjusted to reflect the effects of such a change.

         During the period of restriction, Participants holding Restricted Stock Awards may exercise full voting rights with respect to the shares covered thereby and are entitled to receive all dividends and other distributions paid with respect to those shares. The unvested portion of a Restricted Stock Award may not be sold, pledged or otherwise transferred or withdrawn from the Participant's account with the Investing Broker.

Methods of Purchases
--------------------

         In order to participate in the Program, each eligible Participant must complete and return the enclosed Enrollment Agreement to Human Resources no later than June 15, 2000. Upon execution of the Enrollment Agreement, the Participant irrevocably agrees to borrow the amount indicated in the Enrollment Agreement and agrees to execute and deliver promissory notes and other agreements that the Company deems necessary or appropriate to implement the Program. Each Enrollment Agreement is subject to acceptance or rejection by the Company, in whole or in part. The Company will begin accepting Enrollment Agreements as soon as reasonably practicable and will instruct the Investing Broker to begin purchasing shares of Common Stock under the Program. The purchase price for a Participant's stock will be determined by the average price paid for all of the Common Stock purchased for all Participants pursuant to the Program. Shares acquired under this Program will be purchased by the Investing Broker in the open market.

         The maximum aggregate number of shares initially available for acquisition under the Program is 125,000, subject to the sole discretion of the Executive Officers who may increase the number of shares allocated to the Program to 150,000. In the event the aggregate shares requested by Participants exceeds the Program's capacity, or if the purchase price becomes excessive in the judgement of the Executive Officers of the Company, the amounts requested by employees may be reduced pro rata. Any such reduction shall not affect an employee's ability, based on the amount he or she requested, to participate in the Program or to refinance existing Loans due to the Company (see "Levels of Participation") or to elect the annual method of repayment (see "Loan Terms - Payments").

         The Investing Broker will provide quarterly account statements to Participants outlining the dates and amounts of share purchases under the Plan, the price per share paid, the current total share balance in Participants' accounts and the aggregate market value of shares held in Participants' accounts. These statements will only provide information about the activity of accounts held under the Plan and will not show any information about any other Company stock Participants may own outside of the Plan. In the case of Participants whose accounts have had activity during a particular month, the Investing Broker will provide a monthly account statement containing the above information.

Administration
--------------

         The Plan and the Program are administered by the Executive Officers of the Company. The Executive Officers have the authority to construe the Plan and the Program, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan and the Program as they may deem desirable, consistent with the provisions of the Plan and the Program. The Executive Officers, however, have no discretion with respect to the selection of employees to receive Loans or awards or with respect to the number of shares subject to the Plan or the Program or to any awards thereunder. The Executive Officers may act only by a majority of its members, except that the members thereof may authorize any one or more of their number or the Secretary of the Company or any other officer of the Company to execute and deliver documents on behalf of the Executive Officers. No individual Executive Officer shall be liable for anything done or omitted to be done by such Executive Officer or by any other Executive Officer in connection with the Plan or the Program, except in circumstances involving actual bad faith. All costs and expenses of administering the Plan and the Program shall be borne by the Company.

Rights of Participants
----------------------

         A Participant will have full shareholder rights with respect to shares of Common Stock acquired pursuant to the Program including the right to vote the shares. A Participant has the right to sell, pledge or otherwise dispose of such shares, however such actions may result in a higher interest rate being charged thereafter on the Loan or forfeiture of unvested Restricted Stock Awards.

Duration
--------

         No Loan or award may be granted under the Plan or the Program before May 15, 2000 or after March 31, 2010 (the "Termination Date"). Loans and awards granted on or before the Termination Date shall remain valid in accordance with their respective terms.


                               RESALE RESTRICTIONS

         Shares of the Company's Common Stock distributed under the Plan to "affiliates" of the Company, as that term is defined in the rules and regulations under the Securities Act of 1933, as amended (the "Securities Act"), are subject to restrictions on resale imposed by the Securities Act. Such shares may be resold pursuant to Rule 144 under the Securities Act, or pursuant to another applicable exemption, if any, from the registration requirements of the Securities Act or pursuant to an effective registration statement. Rule 144 limits the number of shares that may be sold by "affiliates" within a three-month period. Shares distributed to persons other than "affiliates" generally will not be subject to restrictions on resale under the Securities Act. An "affiliate" of the Company is defined by the rules and regulations under the Securities Act as "a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with" the Company. Directors, executive officers, substantial stockholders and others, who by one means or another have the ability to exercise control over the Company, are or may be deemed to be "affiliates."


                         FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the federal income tax consequences to the Company and Participants under the Plan. It is general and does not purport to be complete. There may also be applicable state and local taxes. In addition, in some cases it may be important to consider the effect, if any, of gift, estate and inheritance taxes.

         NO REPRESENTATION RESPECTING THE TAX TREATMENT OF ANY LOAN HAS BEEN MADE TO A PLAN PARTICIPANT. PLAN PARTICIPANTS ARE URGED TO CONSULT THEIR COUNSEL, ACCOUNTANTS OR OTHER TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF LOANS GRANTED TO THEM IN RELATION TO THEIR OWN PARTICULAR TAX SITUATION.

For Participants
----------------

         The following is general information regarding tax consequences of the features of the Plan described below under present federal income tax law and existing, temporary and proposed regulations, which are subject to change at any time.

Special Stock Awards

         A Participant will receive a stock bonus of one or more shares of Common Stock (see "Special Stock Bonus Award" above) for which no consideration will be paid. The Special Stock Bonus Award will be taxable compensation to the extent of the fair market value on the date of receipt of the number of shares of Common Stock that constitute the Special Stock Bonus Award. The award will be subject to federal and state income tax and Federal Insurance Contributions Act ("FICA") withholding.

Restricted Stock Awards

         In general, a Participant who has received a Restricted Stock Award will include in gross income as compensation income an amount equal to the fair market value of the Restricted Stock Award at the time the restrictions lapse or are removed. The amount will be included in income in the tax year of the Participant in which such events occur, unless, in the case of Restricted Stock, the Participant has made a timely election under the Code to have the fair market value of the Restricted Stock Award included in income at the time of the grant of the Restricted Stock Award. The Award is subject to federal and state income tax and FICA withholdings at the time the compensation income is recognized. Ordinary income attributable to the lapse of restrictions on the shares under the Program will increase the Participant's tax basis for purpose of determining gain or loss on the subsequent sale or exchange of the Common Stock.

Loans

         The Internal Revenue Code provides that where the interest rate payable on a Loan is less than the applicable federal rate (the "AFR"), the Loan is a "below market loan" and in such case an amount known as "foregone interest" is treated as transferred from the lender to the borrower, and retransferred by the borrower to the lender as interest. The Company has determined that the initial Loans under the Plan are compensation-related "below market loans" to which the AFR rules apply. Accordingly, in any calendar year in which the aggregate Loans outstanding between the Company and a Participant exceed $10,000, the amount of "foregone interest" must be determined. If the Loan remains outstanding for an entire calendar year, the amount of the "foregone interest" is the excess of (a) the result produced when the appropriate AFR is multiplied by the principal amount of the Loan over (b) the sum of all amounts payable as interest on the Loan allocable to the calendar year. The AFR is published by the Internal Revenue Service periodically and is determined when the Loan is made. If the Loan is outstanding for part of a calendar year, the AFR regulations specify the methodology for determining foregone interest for the part of the calendar year the Loan was deemed outstanding. The Participant will have imputed taxable income and imputed interest expense equal to the forgone interest each year the Loan is outstanding.

         If the Common Stock purchased with a Loan under the Plan is sold, pledged or withdrawn (see "Other Terms" above) or for any other reason the terms of the Loan are adjusted and as a result the interest rate on the Participant's Loan is increased so that the rate equals or exceeds the AFR (as described above), the amount of foregone interest and imputed income for that year may be reduced or eliminated with respect to the period following the interest rate adjustment.

         Interest paid by the Participant to the Company, including imputed interest (as described above), is treated as the payment of investment interest by the Participant. Individual taxpayers may deduct investment interest only to the extent of their net investment income for the year. Net investment income is the excess of investment income over investment expenses for the year.
Investment income consists of (1) gross income from property held for investment, such as interest and dividends, (2) any net gain from disposition of investment property other than net capital gain (net long-term capital gain in excess of net short-term capital loss), and (3) any net capital gain which a Participant elects to include in investment income thereby foregoing the beneficial capital gain tax rate. Investment income does not include imputed income resulting from the application of the AFR rules. Investment expenses are deductible expenses other than interest, which are directly related to the production of investment income (after applying the 2% of adjusted gross income floor). Investment interest that is not deductible in a year may be carried over and deducted in future years, subject to the applicable limitations.

         Income imputed to a Participant under the AFR rules is not subject to income tax withholding, but is subject to FICA withholding. The Company is required to report the amount of the imputed income on the Participant's W-2 each year. In addition, the Company will timely furnish each Participant with the information pertaining to the amount and computation of foregone interest.

         The principal amount of a Loan to acquire Common Stock will be the Participant's tax basis for the purpose of determining gain or loss on the subsequent sale or exchange of the Common Stock.

For the Company
---------------

         The Company usually will be entitled to a business expense deduction at the time and in the amount that the Participant recognizes ordinary income in connection with a Loan or upon the receipt of a Special Bonus Award or Restricted Stock Award. In addition, any payments of Loan interest by the Participant to the Company would be taxable income to the Company. Generally, the Company is not taxed on a Participant's repayment of principal of a Loan.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company has registered under the Securities Act an aggregate of 150,000 shares of Common Stock to be issued in connection with the Plan pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on June 2, 2000 (Registration No. 333-_____) (the "Registration Statement"). The Registration Statement incorporates by reference certain documents filed with the Commission that are incorporated by reference into this Prospectus and are available from the Company upon request from Plan participants. See "Available Information" below.

         The following reports and other documents previously filed by the Company with the Commission under the Exchange Act are currently incorporated by reference into this Prospectus:

         (1) the Registrant's Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended December 31, 1999, as amended by Form 10-K/A (Amendment No. 1), filed on May 15, 2000, File No. 0-20743;

         (2) the portions of the Registrant's definitive Proxy Statement for the Annual Meeting of Shareholders held on May 12, 2000 that have been incorporated by reference into the Form 10-K;

         (3) the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File No. 0-20743; and

         (4) the description of the Registrant's Common Stock contained in the Registrant's Form 8-A Registration Statement, filed May 20, 1996, File No. 0-20743.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a report or document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                              AVAILABLE INFORMATION

         The Company will provide without charge to each participant, upon the written or oral request of such person, a copy of any or all of the information, reports or other documents (not including exhibits to any such document unless such exhibits are specifically incorporated by reference into such document) incorporated by reference in this Prospectus, as set forth above, as well as a copy of the Company's latest annual report to shareholders and copies of all documents constituting the Plan Prospectus for the securities offered pursuant to the Plan. Requests for such material should be directed to Neil F. Suffa, 4299 Carolina Avenue, Building C, Richmond, Virginia 23222, telephone: (804) 228-5600.